===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                           EXLSERVICE HOLDINGS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                  302081 10 4
                                 (CUSIP Number)

                               DECEMBER 31, 2006
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [_] Rule 13d-1(b)

                           [_] Rule 13d-1(c)

                           [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 302081 10 4

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oak Hill Capital Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   10,278,942
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     10,278,942
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,278,942
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         36.6%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP No. 302081 10 4

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oak Hill Capital Management Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   263,562
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     263,562
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         263,562
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP No. 302081 10 4

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OHCP GenPar, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   10,542,504
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     10,542,504
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,542,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         37.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP No. 302081 10 4

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OHCP MGP, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   10,542,504
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     10,542,504
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,542,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         37.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP No. 302081 10 4

                                  SCHEDULE 13G

                This Schedule 13G is filed by the undersigned with respect to the shares of Common Stock, par value $0.001 per share (the "Common Stock"), of ExlService Holdings, Inc. (the "Company")

Item 1(a).      Name of Issuer:

                        ExlService Holdings, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                        350 Park Avenue
                        New York, New York 10022

Item 2(a).      Name of Persons Filing:

                        Oak Hill Capital Partners, L.P. ("OHCP");
                        Oak Hill Capital Management Partners, L.P. ("OHCMP"); OHCP GenPar, L.P. ("OHCP GenPar"); and
                        OHCP MGP, LLC ("OHCP MGP" and together with OHCP, OHCMP and OHCP GenPar, the "Reporting Persons").

                        The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

Item 2(b). Address of Principal Business Office or, if none, Residence of each Reporting Person:

                        201 Main Street
                        Suite 1620
                        Fort Worth, TX  76102


Item 2(c).      Citizenship:

                        OHCP - Delaware
                        OHCMP - Delaware
                        OHCP GenPar - Delaware
                        OHCP MGP - Delaware

Item 2(d).      Title of Class of Securities:

                        Common Stock, par value $0.001 per share

CUSIP No. 302081 10 4


Item 2(e).      CUSIP Number:

                        302081 10 4



Item 3. This Schedule 13G Statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.         Ownership

                        OHCP

                        OHCP beneficially owns an aggregate of 10,278,942 shares of Common Stock, which represents approximately 36.6% of the issued and outstanding shares of Common Stock. OHCP has the sole power to vote or direct the vote of 10,278,942 shares of Common Stock and the sole power to dispose or to direct the disposition of 10,278,942 shares of Common Stock.

                        OHCMP

                        OHCMP beneficially owns an aggregate of 263,562 shares of Common Stock, which represents approximately 0.9% of the issued and outstanding shares of Common Stock. OHCMP has the sole power to vote or direct the vote of 263,562 shares of Common Stock and the sole power to dispose or to direct the disposition of 263,562 shares of Common Stock.

                        OHCP GenPar

                        OHCP GenPar is the sole general partner of both OHCP and OHCMP. As the sole general partner of OHCP and OHCMP, OHCP GenPar beneficially owns an aggregate of 10,542,504 shares of Common Stock, which represents approximately 37.5% of the issued and outstanding shares of Common Stock. As the sole general partner of OHCP and OHCMP, OHCP GenPar has the sole power to vote or direct the vote of 10,542,504 shares of Common Stock and the sole power to dispose or to direct the disposition of 10,542,504 shares of Common Stock.

                        OHCP MGP

                        OHCP MGP is the sole general partner of OHCP GenPar. As the sole general partner of OHCP GenPar, OHCP MGP may be deemed to beneficially own an aggregate of 10,542,504 shares of Common Stock, which represents approximately 37.5% of the issued and outstanding shares of Common

CUSIP No. 302081 10 4


                        Stock. As the sole general partner of OHCP GenPar, OHCP MGP may be deemed to have the sole power to vote or direct the vote of 10,542,504 shares of Common Stock and the sole power to dispose or to direct the disposition of 10,542,504 shares of Common Stock.

Item 5.         Ownership of Five Percent or Less of a Class

                        Not Applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                        Not Applicable

Item 8.         Identification and Classification of Members of the Group

                        Not Applicable


Item 9.         Notice of Dissolution of Group

                        Not Applicable

Item 10.        Certifictions

                        Not Applicable

CUSIP No. 302081 10 4

                                     SIGNATURES

                After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  January 30, 2007

                               OAK HILL CAPITAL PARTNERS, L.P.

                               By:  OHCP GenPar, L.P. its General Partner

                                    By:  OHCP MGP, LLC
                                         its General Partner

                                    By:  /s/ John R. Monsky
                                         ----------------------------
                                         Name:  John R. Monsky
                                         Title: Vice President


                               OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

                               By:  OHCP GenPar, L.P. its General Partner

                                    By:  OHCP MGP, LLC
                                         its General Partner


                                    By:  /s/ John R. Monsky
                                         ----------------------------
                                         Name:  John R. Monsky
                                         Title: Vice President


                               OHCP GENPAR, L.P.

                               By:  OHCP MGP, LLC its General Partner


                                    By:  /s/ John R. Monsky
                                         ----------------------------
                                         Name:  John R. Monsky
                                         Title: Vice President


                               OHCP MGP, LLC


                                    By:  /s/ John R. Monsky
                                         ----------------------------
                                         Name:  John R. Monsky
                                         Title: Vice President